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Exhibit (a)(1)(L)

FOR IMMEDIATE RELEASE	Contact: Timothy A. Bonang 617-796-8390

ABP INCREASES THE SIZE OF ITS TENDER OFFER FOR FIVE STAR SHARES TO
18 MILLION SHARES AND COMMENTS ON THOMAS BROTHERS' INTENTION
TO MAKE A COMPETING OFFER

No Increase In The $3.00/Share Tender Offer Price Is Proposed

        Newton, MA (October 28, 2016). ABP Acquisition LLC, or ABP, today announced that its pending tender offer for up to 10 million common shares of Five Star Quality Care, Inc. (Nasdaq: FVE), or Five Star, has been increased to be an offer for up to 18 million Five Star shares. The price of the tender offer at $3.00/share remains unchanged.

        ABP then made the following statement regarding the Thomas Brothers:

    "On October 13, 2016, William and Robert Thomas (the 'Thomas Brothers') announced that they 'intend' to make a competing offer to purchase up to 10 million Five Star shares at $3.45/share. We believe the Thomas Brothers are unlikely to complete such a tender offer for the following reasons, among others:

    "First, ABP has obtained waivers of certain share ownership restrictions in Five Star's governing documents which limit ownership of Five Star shares to protect its tax attributes and protect the REIT tax status of Five Star's former parent entity and Five Star's largest landlord, Senior Housing Properties Trust (Nasdaq: SNH). The Thomas Brothers made requests for such waivers and their requests were not granted. See Five Star's Form 8-K filed with the SEC on October 27, 2016;

    "Second, the Thomas Brothers' October 13 announcement stated that they intend to seek 'similar exceptions and approvals' to those obtained by ABP. Five Star and SNH conditioned the approvals granted to ABP upon ABP's agreeing to standstill and lock up restrictions for up to 10 years. We do not believe the Thomas Brothers will agree to similar covenants. In fact, the Thomas Brothers have already begun the process necessary to make nominations to Five Star's Board;

    "Third, the Thomas Brothers own a business which competes with Five Star, Senior Star Management Company. In a 2015 meeting, the Thomas Brothers stated that they have no interest to acquire Five Star. Rather, they stated that their interest in Five Star is to acquire some of Five Star's best senior living communities at bargain basement prices. See Five Star Form 8-K filed with the SEC on December 21, 2015; and

    "Fourth, the Thomas Brothers have not filed with the SEC the documents necessary to begin a tender offer. Rather, the Thomas Brothers have only filed a press release announcing what they 'intend'. If, in fact, the Thomas Brothers make the necessary SEC tender offer filing, we believe it will include conditions that are unlikely to be satisfied.

    "For these reasons, among others, we believe the Thomas Brothers' stated 'intent' will not result in a completed tender offer. Rather, ABP believes the announcement made by the Thomas Brothers is an obvious attempt to disrupt ABP's pending cash tender offer and to further the Thomas Brothers' private interests to acquire certain Five Star assets at bargain prices."

    Two Newton Place//255 Washington Street, Suite 300//Newton, Massachusetts 02458//617-796-8390

        The ABP tender offer expires at midnight, New York time, on November 10, 2016. The ABP tender offer price of $3.00/share represents a 57% premium to the unaffected closing price of Five Star shares on September 30, 2016, the business day before the ABP offer was publicly announced.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

        This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that ABP Acquisition LLC has filed with the U.S. Securities and Exchange Commission, or the SEC. ABP Acquisition LLC has filed a Tender Offer Statement on Schedule TO and Five Star has filed a Solicitation/ Recommendation Statement on Schedule 14D-9 with the SEC with respect to ABP's tender offer, as each may be amended. THE TENDER OFFER MATERIALS ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE AMENDMENT AND SUPPLEMENT TO THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. FIVE STAR STOCKHOLDERS SHOULD READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF FIVE STAR SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the Amendment and Supplement to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/ Recommendation Statement, are available to all holders of Five Star common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC's website at www.sec.gov. Copies of the documents filed with the SEC by ABP Acquisition LLC also are available free of charge by contacting Morrow Sodali Global LLC, its information agent for the tender offer, at (800) 662-5200.

        Five Star also files annual, quarterly and current reports and other information with the SEC. Important information about Five Star is contained in these filings. You may read and copy these reports or other information filed by Five Star at the SEC public reference room, 100 F Street, N.E., Washington DC. 20549. Five Star's filings with the SEC are also available for free at the SEC's website, www.sec.gov.

WARNING REGARDING FORWARD LOOKING STATEMENTS

        THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. WHENEVER ABP USES WORDS SUCH AS "BELIEVES", "INTENDS", "EXPECTS", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATES", "ANTICIPATES" AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS, ABP IS MAKING FORWARD LOOKING STATEMENTS. ABP'S FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON ABP'S CURRENT BELIEFS AND EXPECTATIONS, BUT THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND, IN FACT, MAY NOT OCCUR BECAUSE OF VARIOUS RISKS, REASONS OR UNCERTAINTIES, INCLUDING SOME WHICH ARE BEYOND ABP'S CONTROL. FOR EXAMPLE:

    •
    THIS PRESS RELEASE STATES THAT ABP DOES NOT BELIEVE THE THOMAS BROTHERS' STATED INTENTION WILL RESULT IN A COMPLETED TENDER OFFER. WHETHER THE THOMAS BROTHERS' ALLEGED TENDER OFFER IS COMPLETED WILL DEPEND UPON FUTURE ACTIONS TAKEN BY THE THOMAS BROTHERS, BY THE FIVE STAR BOARD OF DIRECTORS, BY THE SNH BOARD OF TRUSTEES AND BY FIVE STAR STOCKHOLDERS, ALL OF WHICH ACTIONS ARE BEYOND ABP'S CONTROL.

    Two Newton Place//255 Washington Street, Suite 300//Newton, Massachusetts 02458//617-796-8390

    •
    THIS PRESS RELEASE STATES THAT THE THOMAS BROTHERS HAVE REQUESTED WAIVERS FROM THE SHARE OWNERSHIP RESTRICTIONS IN FIVE STAR'S GOVERNING DOCUMENTS WHICH LIMIT OWNERSHIP OF FIVE STAR SHARES AND THOSE REQUESTS HAVE NOT BEEN GRANTED. HOWEVER, THE THOMAS BROTHERS MAY RENEW SUCH REQUESTS OR TAKE OTHER ACTIONS IN THE FUTURE WHICH MAY ALLOW THE THOMAS BROTHERS TO PURSUE A TENDER OFFER FOR FIVE STAR SHARES.

    •
    THIS PRESS RELEASE STATES THAT ABP DOES NOT BELIEVE THAT THE THOMAS BROTHERS WILL AGREE TO "SIMILAR EXCEPTIONS AND APPROVALS" TO THOSE THAT ABP HAS ACCEPTED TO OBTAIN NECESSARY WAIVERS OF THE SHARE OWNERSHIP LIMITATIONS IN FIVE STAR'S CHARTER AND BYLAWS BECAUSE THE APPROVALS GRANTED TO ABP ARE CONDITIONED ON STANDSTILL AND LOCK UP COVENANTS FOR UP TO 10 YEARS. HOWEVER, DECISIONS BY THE THOMAS BROTHERS TO AGREE TO CONDITIONS WHICH MAY BE REQUIRED BY FIVE STAR OR SNH ARE BEYOND ABP'S CONTROL.

    •
    THIS PRESS RELEASE STATES THAT THE THOMAS BROTHERS HAVE NOT FILED WITH THE SEC THE DOCUMENTS NECESSARY TO BEGIN A TENDER OFFER AND THAT ABP BELIEVES ANY SUCH FILINGS THAT MAY BE MADE BY THE THOMAS BROTHERS MAY INCLUDE CONDITIONS WHICH ARE UNLIKELY TO BE SATISFIED. THE THOMAS BROTHERS MAY MAKE THE REQUIRED FILINGS WITH THE SEC AND ABP'S SPECULATION ABOUT SUCH FUTURE FILINGS MAY BE WRONG.

    •
    THIS PRESS RELEASE POINTS OUT THAT THE THOMAS BROTHERS HAVE PREVIOUSLY STATED THAT THEY ARE INTERESTED TO ACQUIRE CERTAIN FIVE STAR ASSETS AND NOT INTERESTED TO ACQUIRE FIVE STAR. DECISIONS BY THE THOMAS BROTHERS TO CHANGE THEIR INTEREST IN FIVE STAR OR ITS ASSETS ARE BEYOND ABP'S CONTROL.

    •
    THIS PRESS RELEASE STATED THAT ABP HAS INCREASED ITS OFFER TO PURCHASE UP TO 18 MILLION FIVE STAR SHARES. POSSIBLE IMPLICATIONS OF THIS STATEMENT MAY BE THAT 18 MILLION SHARES WILL BE PURCHASED AND THAT TENDERING SHAREHOLDERS MAY BE ABLE TO SELL ALL THEIR SHARES. IN FACT, IF LESS THAN 18 MILLION SHARES ARE TENDERED, ONLY THE LESSER TENDERED AMOUNT WILL BE PURCHASED. ALSO, IF MORE THAN 18 MILLION SHARES ARE TENDERED, SHARES WILL BE PURCHASED FROM EACH TENDERING STOCKHOLDER PRO RATA TO THE TOTAL AMOUNT OF SHARES TENDERED.

        FOR THESE REASONS, AMONG OTHERS, FIVE STAR STOCKHOLDERS SHOULD NOT PLACE UNDUE RELIANCE UPON ABP'S FORWARD LOOKING STATEMENTS. ALSO, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, ABP UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.

(END)

Two Newton Place//255 Washington Street, Suite 300//Newton, Massachusetts 02458//617-796-8390

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  Exhibit (a)(1)(L)
IMPORTANT INFORMATION ABOUT THE TENDER OFFER
WARNING REGARDING FORWARD LOOKING STATEMENTS